Exhibit 4.2
                                 PROMISSORY NOTE


$ 320,000.00                                                        Atlanta, GA
                                                                  March 31, 2001

              FOR VALUE RECEIVED, the undersigned Fullnet Communications, Inc. an Oklahoma corporation (Borrower), promises to pay to the order of Generation Capital Associates, a New York limited partnership and assigns (Lender) at 1085 Riverside Trace, Atlanta, GA 30328, or at such other place as might be designated in writing by the Lender, the principal sum of $320,000 in lawful money of the United States of America, on July 31, 2001, (Maturity Date), together with interest on the unpaid principal balance of said principal sum at the rate of ten per cent (10%) per annum (computed on the basis of a 365 day year) from the date hereof until such principal sum is fully paid: provided, however, Borrower shall reduce the principal amount outstanding by fifty per cent (50%) of the net proceeds collected from any private placement. Such principal reductions shall be made at the closing of each additional investment in such private placement.

              The Borrower will have the right at any time and from time to time to prepay the unpaid principal balance of this Note in whole or in part without penalty with interest on the unpaid principal balance accrued to the date of prepayment.

              This Note shall be governed and construed in accordance with the internal laws of the State of Georgia without regard to the principals of conflict of laws. Borrower consents to the jurisdiction of the Superior Court of the State of Georgia, Fulton County and/or any Federal District Court located in the state of Georgia for any suit brought under this Note.

              The Borrower agrees that a facsimile of this Note signed on behalf of Borrower shall constitute an enforceable obligation against Borrower. If suit is brought for the collection of this Note Borrower shall not be entitled to raise as a defense that a facsimile of this Note and not an original has been placed in evidence.

              The Borrower agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the Lender's rights under this Note the Borrower will pay the Lender's reasonable attorneys' fees, all court costs and all other expenses incurred by the Lender in connection therewith.

         IN WITNESS WHEREOF, the Borrower has executed this instrument effective the date first above written. Fullnet Communications, Inc.

                                      By
                                         ---------------------------------------
                                         Timothy J. Kilkenny, President and CEO

                                      By
                                         ---------------------------------------
                                         Roger Baresel, Chief Financial Officer
Attest:

-----------------------

-----------------------
 (Print Name & Title)